As filed with the Securities and Exchange Commission on October 12, 2010.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DEX ONE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	13-2740040
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

1001 Winstead Drive, Cary, NC	27513
(Address of principal executive offices)	(zip code)
Dex One Corporation Equity Incentive Plan
(Full title of the Plan)
Mark W. Hianik
Senior Vice President, General Counsel and Corporate Secretary
Dex One Corporation
1001 Winstead Drive
Cary, NC 27513
(Name and address of agent for service)
(919) 297-1600
(Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer ☐	Accelerated Filer ☐	Non-Accelerated Filer ☑	Smaller Reporting Company ☐
(Do not check if a smaller reporting company)
Calculation of Registration Fee

		Proposed	Proposed
		maximum	maximum
	Amount to be	offering price	aggregate	Amount of
Title of securities to be registered	registered (1)	per share (3)	offering price (3)	registration fee
Common Stock, par value $0.001 per share	5,555,556 (2)	$10.775	$59,861,115.90	$4,268.10

(1)	Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), this Registration Statement shall include any additional shares of common stock, par value $0.001 per share (the “Common Stock”), that may become issuable as a result of stock splits, stock dividends, recapitalizations or other similar transactions.

(2)	Includes 986,786 shares of our common stock underlying stock appreciation rights currently outstanding under the 2010 Dex One Corporation Equity Incentive Plan (the “Plan”).

(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the Securities Act. The price per share and aggregate offering price are calculated on the basis of $10.775, the average of the high and low sale prices of our common stock on the New York Stock Exchange on October 8, 2010, in accordance with Rule 457(c) under the Securities Act, as amended, for 986,786 shares subject to outstanding stock appreciation rights under the Plan and 4,537,330 shares available for future issuance under the Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information
     Dex One Corporation (“we”, “us”, “the Company” or “Dex One”) established the Dex One Corporation Equity Incentive Plan, effective January 29, 2010 (the “Plan”). The documents containing the information specified in Part I will be delivered in accordance with Form S-8 and Rule 428(b) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
Item 2. Registrant Information and Employee Plan Annual Information.
     The written statement required by Item 2 of Part I will be included in documents to be delivered to participants in the Plan covered by this Registration Statement pursuant to Rule 428(b) of the Securities Act.

I-1

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents, which are on file with the Commission, are incorporated herein by reference and made a part hereof:
(a) Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the Commission on March 12, 2010;
(b) Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2010, filed with the Commission on May 13, 2010, and June 30, 2010, filed with the Commission on August 11, 2010;
(c) Current Reports on Form 8-K filed with the Commission on January 15, 2010, February 4, 2010, May 21, 2010, August 2, 2010, September 9, 2010 and September 17, 2010; and
(d) The description of our common stock contained in Item 1 of our Registration Statement on Form 8-A (File No. 001-07155) filed with the Commission on January 20, 2010 and any amendments to such Registration Statement filed subsequently thereto, including all amendments or reports filed for the purpose of updating such description.
     Except as otherwise indicated, all documents we file with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information, unless otherwise indicated therein) subsequent to the date of this prospectus shall be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of such documents.
     Any statement contained in a previously filed document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement in this prospectus modifies or supersedes such previous statement and any statement contained in this prospectus shall be deemed to be modified or superseded to the extent that a statement in any document subsequently filed, which is incorporated by reference in this prospectus, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Mark W. Hianik, Esq., who has rendered an opinion as to the validity of the Common Stock being registered by this Registration Statement, is an officer of the Registrant.

Item 6. Indemnification of Directors and Officers.
     Dex One Corporation is incorporated under the laws of the state of Delaware. Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of such corporation, by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise, if such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Section 145 of the DGCL further authorizes a corporation to purchase and maintain insurance on behalf of any indemnified person against any liability asserted against him or her and incurred by him or her in any indemnified capacity, or arising out of his or her status as such, regardless of whether the corporation would otherwise have the power to indemnify him or her under the DGCL.
     In accordance with Section 102(b)(7) of the DGCL, Article 8 of our certificate of incorporation provides that directors shall not be personally liable to Dex One Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted by the DGCL as the same exits or may be amended. If the DGCL is amended to authorize corporate action further limiting or eliminating the liability of directors, then the liability of a director to Dex One Corporation or its stockholders shall be limited or eliminated to the full extent permitted by the DGCL, as so amended.
     Pursuant to Article 9.A of our certificate of incorporation, we will indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnified Person”) who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, trustee, manager, employee or agent of another corporation or of a partnership, company, limited liability company, joint venture, trust, non-profit entity or other enterprise, including service with respect to any employee benefit plan, whether the basis of such Proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving, at the request of the Company, as a director, officer, employee or agent, against all liability and loss suffered (including judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) and expenses (including attorneys’ fees) actually and reasonably incurred by such Indemnified Person in connection with such Proceeding. Notwithstanding the preceding sentence, the Company shall be required to indemnify an Indemnified Person in connection with a Proceeding (or part thereof) commenced by such Indemnified Person only if the commencement of such Proceeding (or part thereof) by the Indemnified Person was authorized in advance by our board of directors, except for Proceedings brought by an Indemnified Person to enforce such Indemnified Person’s rights against the Company for indemnification or advancement of expenses.
     Pursuant to Article 9.B of our certificate of incorporation, we shall pay or reimburse (on an unsecured basis) an Indemnified Person for the reasonable expenses (including attorneys’ fees) actually incurred by such Indemnified Person in connection with any such Proceeding in advance of its final disposition or final judicial decision (an “advancement of expenses”); provided, however, that, if and to the extent required by law, such payment or reimbursement of expenses in advance of the final disposition of or final judicial decision regarding the Proceeding shall be made only upon delivery to the Company of an undertaking, by or on behalf of such Indemnified Person, to repay all amounts so advanced if it shall ultimately be determined at final disposition or by final judicial decision from which there is no further right to appeal that such Indemnified Person is not entitled to be indemnified for such expenses under our certificate of incorporation or otherwise.
     The amendment, alteration of repeal of Article 8 or Article 9 of our certificate of incorporation requires the affirmative vote of the holders of at least 66 2/3% of the voting power of then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class.
     In addition to the provisions of our certificate of incorporation, Dex One Corporation has entered into indemnification agreements with all of its directors, to indemnify the directors to the fullest extent permitted by applicable law (in addition to any indemnification rights provided in our certificate of incorporation or bylaws). The indemnification agreements also provide that we will advance to the indemnified director any and all expenses incurred by the indemnified director within five calendar days after the receipt by the Company of a written request from the indemnified director for an expense advance, whether prior to or after final disposition of any Proceeding; provided, however, that, if and to the extent that the DGCL requires, an advancement of expenses incurred by the indemnified director in his capacity as a director of the Company shall be made only upon delivery of an undertaking by or on behalf of the indemnified director to repay all amounts so advanced if it ultimately shall be determined by final judicial decision from which there is no further right to appeal that the indemnified director is not entitled to be indemnified for such expenses under the indemnification agreement or otherwise.
     As permitted by to Section 145 of the DGCL and our certificate of incorporation, Dex One Corporation also maintains directors and officers insurance to insure such persons against certain liabilities.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.

Exhibit
Number	Exhibit Name
4.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 4, 2010).

4.2	Sixth Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 4, 2010).

4.3	Dex One Corporation Equity Incentive Plan adopted and effective as of January 29, 2010 (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 4, 2010).

Exhibit
Number	Exhibit Name
4.4	Form of Stock Appreciation Rights Agreement for Executive Officers who are Senior Vice Presidents and Above for the March 2010 SAR Awards (incorporated by reference to Exhibit 10.25 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 12, 2010).

5.1	Opinion of Mark W. Hianik, Esquire.

23.1	Consent of Independent Registered Public Accounting Firm, KPMG LLP.

23.2	Consent of Mark W. Hianik, Esquire (included in Exhibit 5.1).
Item 9. Undertakings.
     (a) The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and
     (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, Dex One Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cary, North Carolina, on October 12, 2010.

DEX ONE CORPORATION
By:	/s/ Mark W. Hianik
	Name:	Mark W. Hianik
	Title:	Senior Vice President, General Counsel and Corporate Secretary
POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature to this registration statement appears below hereby constitutes and appoints Mark W. Hianik, Steven M. Blondy and Gretchen Zech and each of them, as such person’s true and lawful attorneys-in-fact and agents with full power of substitution for such person and in such person’s name, place and stead, in any and all capacities, to sign and to file with the Securities and Exchange Commission any and all amendments and post-effective amendments to this registration statement, with exhibits thereto and any and all other documents filed in connection with such filings, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or any substitute therefor, may lawfully do or cause to be done by virtue thereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Alfred T. Mockett Alfred T. Mockett	Director, President and Chief Executive Officer (principal executive officer)	October 12, 2010

/s/ Steven M. Blondy Steven M. Blondy	Executive Vice President and Chief Financial Officer (principal financial officer)	October 12, 2010

/s/ Sylvester J. Johnson Sylvester J. Johnson	Vice President — Corporate, Controller and Chief Accounting Officer (principal accounting officer)	October 12, 2010

/s/ Jonathan B. Bulkeley Jonathan B. Bulkeley	Director	October 12, 2010

/s/ Eugene I. Davis Eugene I. Davis	Director	October 12, 2010

/s/ W. Kirk Liddell W. Kirk Liddell	Director	October 12, 2010

Signature	Title	Date

/s/ Richard L. Kuersteiner Richard L. Kuersteiner	Director	October 12, 2010

/s/ Mark A. McEachen Mark A. McEachen	Director	October 12, 2010

/s/ Alan F. Schultz Alan F. Schultz	Director	October 12, 2010

Dex One Corporation
EXHIBIT INDEX
to
Form S-8 Registration Statement

Exhibit
Number	Description
4.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 4, 2010).

4.2	Sixth Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 4, 2010).

4.3	Dex One Corporation Equity Incentive Plan adopted and effective as of January 29, 2010 (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 4, 2010).

4.4	Form of Stock Appreciation Rights Agreement for Executive Officers who are Senior Vice Presidents and Above for the March 2010 SAR Awards (incorporated by reference to Exhibit 10.25 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 12, 2010).

5.1	Opinion of Mark W. Hianik, Esquire.

23.1	Consent of Independent Registered Public Accounting Firm, KPMG LLP.

23.2	Consent of Mark W. Hianik, Esquire (included in Exhibit 5.1).